Exhibit 99.1
BF ENTERPRISES, INC. REPORTS EARNINGS FOR 2003

For Immediate Release
Monday, April 5, 2004

Contact: Douglas Post
Chief Financial Officer/ Vice President
   BF Enterprises, Inc.
   (415) 989-6580

SAN FRANCISCO (April 5, 2004) - BF Enterprises, Inc. (NASDAQ NMS Symbol BFEN) reported that for the three months and the year ended December 31, 2003, net income was $47,000, or $.01 per diluted share, and $271,000, or $.07 per diluted share, respectively. Revenues were $860,000 for the three-month period and $3,004,000 for the year ended December 31, 2003. For the same periods in 2002, the Company reported net income of $28,000, or $.01 per diluted share, and $906,000, or $.24 per diluted share, respectively. Revenues for the fourth quarter and the year ended December 31, 2002 were $765,000 and $3,680,000, respectively.

Net income in the three months and the year ended December 31, 2003 included (1) gains, before income taxes, of $135,000 and $430,000, respectively, from sales of property within the Company’s Meadow Pointe project near Tampa, Florida and (2) gains from sales of securities of $4,000 and $96,000, respectively. For the same periods in 2002, net income included gains, before income taxes, of $34,000 and $950,000, respectively, from sales of property within the Company’s Meadow Pointe project, and $115,000 and $569,000, respectively, from sales of marketable securities.

The Company sold 53 and 120 developed lots, respectively, at Meadow Pointe during the three months and year ended December 31, 2003, and 19 and 195 developed lots, respectively, during the same periods of 2002. The decreased sales activity in the fourth quarter of 2002 and the year 2003 reflects delays in permitting and lot development and, with respect to the year 2003, a significant decline in lots available for sale as the project nears completion. As of December 31, 2003, there remained to be sold at Meadow Pointe, based on current estimates, 128 residential lots, approximately 29 developable acres currently planned for multi-family residential units and three commercial tracts aggregating approximately 24 developable acres.

The Company’s reported gains and losses from property sales at Meadow Pointe are based in part upon estimates of the total revenues and costs to be derived by the Company over the life of the project. The Company periodically reviews these estimates and makes adjustments to reflect any revision in estimates. Adjustments resulting from changes in estimates of sales revenue and related timing, interest rates and other factors affecting the project budget were made during both 2003 and 2002. These adjustments, reflecting changes occurring during such periods, resulted in aggregate reductions in revenue and

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costs that reduced net income before income taxes by $22,000 in 2003 and $108,000 in 2002. As a result of recording changes when identified, gross margins and related margin percentages, derived on a period-to-period basis, may not be directly comparable.

BF Enterprises is a San Francisco-based real estate holdings and development company.

Certain information contained in this news release may be deemed forward-looking statements regarding events and financial trends that may affect the Company’s future operating results or financial positions. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which speak only as of the date made, involve risks and uncertainties, including, but not limited to, competition, general economic conditions, ability to manage and continue growth, the strength of the general economy in the Tampa, Florida area, uncertainties affecting the Tampa real estate market, residential mortgage interest rates, competitive residential and commercial developments in Tampa, inclement weather in Tampa that could delay construction of new homes, weakness in the market for commercial buildings in Tempe, Arizona, the leasing of the Company’s Tempe commercial building in view of Bank One’s verbal notification to the Company that it does not intend to exercise its option to renew its lease (which expires on February 28, 2005), the uncertainty of fluctuating rental rates for commercial office space in Tempe and other factors detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

The Company specifically declines to undertake any obligation to revise publicly any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

[Financial Table Attached]

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BF ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	(Unaudited) Three Months Ended December 31,		(Audited) Year Ended December 31,

	2003	2002	2003	2002

Revenues:
Real estate sales	$313	$151	$680	$1,399
Real estate rental income	454	454	1,815	1,815
Interest and dividends from marketable securities	19	50	109	252
Interest from mortgage loans	66	99	371	173
Other	8	11	29	41

	860	765	3,004	3,680

Costs and Expenses:
Cost of real estate sold	178	117	250	449
Real estate operating	38	5	70	15
Depreciation and amortization	24	24	96	96
General and administrative	529	688	2,222	2,204

	769	834	2,638	2,764

Income (loss) before gains from sales of securities and income taxes	91	(69)	366	916
Gains from sales of securities	4	115	96	569

Income before income taxes	95	46	462	1,485
Provision for income taxes	48	18	191	579

Net income	$47	$28	$271	$906

Net income per share: Basic Diluted	$ .01 $ .01	$ .01 $ .01	$ .08 $ .07	$ .25 $ .24

Weighted average shares used in computing basic net income per share	3,506	3,530	3,506	3,559
Weighted average shares and equivalents used in computing diluted net income per share	3,604	3,746	3,677	3,771

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